EXHIBIT 10.89

[LETTERHEAD OF PATH 1]

January 12, 2005

Mr. Dan McCrary

60 Lorelei Lane

Menlo Park, CA 94025

Dear Dan,

I have enjoyed talking to you about joining the Path 1 team as Vice President of Marketing. I am delighted to offer you this position as more fully set forth below:

Position:	Vice President of Marketing

Reporting to:	John R. Zavoli, President & CEO

Classification:	Exempt

Base Annual Salary:	$165,000.00

Relocation Assistance:	For a period of up to six months, you will receive a temporary living allowance totaling $8,000.00, payable semi-monthly with our normal payroll. This allowance shall be subject to all applicable income and employment tax withholding.

The company presently has no plans to relocate you and your family. However, should we mutually agree at a later time to relocate you, we will negotiate and agree on relocation assistance, if any, toward the relocation.

Stock Options/ Restricted Stock	Subject to Board approval, stock options on 25,000 shares of Common Stock with an exercise price at fair market value on the date of grant, vesting in sixteen equal quarterly installments over four (4) years in accordance with the company’s 2000 or 2004 Stock Option/Stock Issuance Plans.

Subject to Board approval, 20,000 restricted shares pursuant to the 2000 or 2004 Stock Option/Stock Issuance Plans. The restricted stock shall vest over two (2) years, 50% cliff vest after one (1) year of service, the balance ratably over each successive quarter.

Severance Agreement:	Three (3) months severance in the form of salary & benefit continuation in case of termination for any reason other than for cause, effective after ninety (90) days of employment. Subject to this severance arrangement, you shall be an “at-will” employee and your employment can be terminated at any time by Path 1.

Start Date:	January , 2005

Offer Expiration Date:	January 20, 2005

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As a condition of employment, you must sign Path 1 Network Technologies’ Proprietary Information and Invention Agreement on your first day of employment. This offer is also subject to satisfactory background check and evidence of your entitlement to work in the United States.

We offer a comprehensive benefits package, including company paid medical, dental, vision, Life and LTD. We provide 3 weeks of Paid Time Off, as well as a holiday schedule that includes at least 11 assigned or floating holidays. We also offer a 401(k) plan and a Flexible Spending Plan.

This written offer of employment contains our complete offer. Any representations, whether written or oral, not contained in this letter are expressly cancelled and superseded by this offer.

Dan, as I mentioned previously, I am very excited to have you join our company at this very exciting time. I believe you can make a significant contribution.

Please sign and date the copy of this letter and return it to my attention. If you have any questions, please do not hesitate to contact me.

Sincerely,

John R. Zavoli

President and CEO

I understand that employment with Path 1 Network Technologies Inc. is “at will”, and not for a specified term, and is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below memorializes my full understanding and acceptance of this offer of employment.

Approved and Accepted

Name	Date

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